Exhibit 99.1

Contact:	Paul Elsberg Exelon Corporate Communications 312-394-7417 Ravi Ganti Exelon Investor Relations 312-394-2348	FOR IMMEDIATE RELEASE

EXELON ANNOUNCES REDEMPTION OF

SERIES A JUNIOR SUBORDINATED DEBENTURES

CHICAGO (May 13, 2013) – Exelon Corporation (Exelon) announced that it will redeem, on June 15, 2013 (Redemption Date), all of its outstanding Series A Junior Subordinated Debentures (NYSE: CEGPRA)(CUSIP No: 210387205)(Debentures) at a redemption price (Redemption Price) equal to 100 percent of the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date. The aggregate outstanding principal amount of the Debentures is $450 million. Interest on the Debentures will cease to accrue on the Redemption Date. Payment of the Redemption Price shall be made upon presentment of the Debentures to the trustee, Deutsche Bank Trust Company Americas, at its corporate trust office, which is located at the following address:

Deutsche Bank Trust Company Americas

By Hand or Overnight Delivery: Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256 Attn: Redemption Unit, Trust & Securities Services	Confirm by Telephone or for Information Call: (800) 735-7777	By Registered or Certified Mail: Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256 Attn: Redemption Unit, Trust & Securities Services

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Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).